UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2011

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

______________

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Third Eye Capital Corporation Amendment No. 3 to Note Purchase Agreement

On September 9, 2011, AE Advanced Fuels Keyes, Inc., a subsidiary of AE Biofuels, Inc. (“AE Keyes”) entered into a Limited Waiver and Amendment No. 3 to the Note Purchase Agreement with Third Eye Capital Corporation (“Agent”) (“Third Amendment”). Pursuant to the Third Amendment, AE Keyes agreed to pay Agent a Minimum Monthly Base Principal Payment equal to the greater of (i) $200,000 payable in four (4) weekly installments of $50,000 with the first installment due on Friday, September 2, 2011, (ii) a monthly payment of $0.05 per gallon of ethanol produced from its Keyes Plant; and (iii) 50% of its monthly Free Cash Flow.

In return for a fee of $50,000 paid in cash, Agent waived AE Keyes’ required scheduled payments of principal due and owning on July 1, 2011 and September 1, 2011, and required Minimum Quarterly Free Cash Flow Covenants for the quarter ended June 30, 2011.  In return for the issuance of 123,457 shares of common stock of AE Biofuels, Inc., the Agent waived AE Keyes’ requirement to receive certain proceeds from the California Energy Commission.  As of the effective date of the Third Amendment, the principal balance and all accrued and unpaid interest and fees outstanding on the Note was $7,081,528.

This description of the Third Amendment is not complete and is qualified in its entirety by reference to the text of the agreement which will be filed with our Quarterly Report on Form 10-Q for the period ending on September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.
Date: September 14, 2011	By:	/s/ Eric A. McAfee
Eric McAfee
Chief Executive Officer